Exhibit 99.1

Transphorm Reports Fourth Quarter 2020 Results

GOLETA, Calif.—March 9, 2021—Transphorm, Inc. (OTCQB: TGAN)—a pioneer in and global supplier of high reliability, high performance gallium nitride (GaN) power conversion products, today announced financial results for the fourth quarter and full year ended December 31, 2020.

Recent Business Highlights
•Fulfilled purchase order for high-volume power adapter application and secured new wins for seven-figure unit volumes
•Secured order for a Gen 4 GaN in power supply targeted at crypto mining application
•Demonstrated new Gen 5 SuperGaN® device, featuring the world’s lowest packaged on-resistance GaN device and 25% lower power loss over Silicon Carbide (SiC) in a standard TO247 package, and began sampling for Electric Vehicle application
•Announced Bel Power Solutions is incorporating Transphorm’s high voltage GaN FETs into a family of 1.5 to 3.2 kW Titanium efficiency power supplies
•Released availability of new power supply reference design virtual prototype in collaboration with partner, Keysight Technologies
•Entered into expanded $4 million, multi-year cooperation and development agreement with Yaskawa Electric
•Successfully completed private placement of common stock, generating gross proceeds of $15 million

“The fourth quarter marked a strong finish to a successful year, as we continued to make significant progress on our design win momentum, strategic partnerships and go-to-market initiatives,” said Mario Rivas, Transphorm’s CEO. “The compelling combination of high reliability and high performance offered by Transphorm’s GaN power devices is contributing to increased adoption across an expanded customer base and target applications in fast-charging adapters, data center servers and crypto mining, as well as electric vehicles. As a result, we’ve entered 2021 with strong momentum and a healthy order backlog that we believe will drive meaningful product revenue growth as we continue to ramp volume shipments for an increasing number of design wins throughout the coming year.”

Fourth Quarter of 2020 Results
Revenue was $2.0 million in the fourth quarter, compared to $1.9 million in the third quarter of 2020 and $9.9 million in the fourth quarter of 2019, which included $9.0 million in licensing revenue. For the full year 2020, revenue was $11.4 million and compared to full year revenue of $11.9 million in 2019.

Operating expenses were $4.5 million in the fourth quarter, compared to $4.3 million in the prior quarter and $5.0 million in the fourth quarter of 2019. Fourth quarter 2020 operating expenses consisted of R&D expenses of $1.5 million and SG&A expenses of $3.1 million.

For the fourth quarter of 2020, the Company recorded a net loss of $4.7 million, or ($0.13) per share, compared to a net loss of $6.7 million, or ($0.19) per share, in the prior quarter and net income of $2.4 million, or $0.09 per share, in the fourth quarter of 2019. For the full year 2020, the Company recorded a net loss of $17.9 million, or ($0.56) per share, compared with a net loss of $15.3 million, or ($0.54) per share, for the full year 2019.

Cash and equivalents as of December 31, 2020 were $14.7 million, compared to $4.4 million at the end of the third quarter of 2020 and $2.9 million at the end of the fourth quarter of 2019.

Conference Call
Transphorm will host a conference call today at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time) to review the Company’s fourth quarter results and provide a business update. The conference call will be webcast live over the Internet with an associated slide presentation, which can be accessed by all interested parties in the Investor Relations section of Transphorm’s website at www.transphormusa.com. Investors and analysts may also join the conference call by dialing 1-833-529-0218 and providing the conference ID 6656513. For those unable to attend the live webcast, a replay and the supporting presentation materials will be available on the day of the conference call and for approximately 90 days in the Investor Relations section of the Company’s website. Additionally, a telephone replay of the conference call will be available approximately two hours after the conclusion of the call and through

March 16, 2021. The telephone replay can be accessed by dialing +1-416-621-4642 and entering the conference ID 6656513.

About Transphorm
Transphorm, Inc., a global leader in the GaN revolution, designs and manufactures high performance and high reliability GaN semiconductors for high voltage power conversion applications. Having one of the largest Power GaN IP portfolios of more than 1,000 owned or licensed patents, Transphorm produces the industry’s first JEDEC and AEC-Q101 qualified high voltage GaN semiconductor devices. The Company’s vertically integrated device business model allows for innovation at every development stage: design, fabrication, device, and application support. Transphorm’s innovations are moving power electronics beyond the limitations of silicon to achieve over 99% efficiency, 40% more power density and 20% lower system cost. Transphorm is headquartered in Goleta, California and has manufacturing operations in Goleta and Aizu, Japan. For more information, please visit www.transphormusa.com. Follow us on Twitter @transphormusa and WeChat @ Transphorm.

Forward-Looking Statements
This press release contains forward-looking statements (including within the meaning of Section 21E of the United States Securities Exchange Act of 1934, as amended, and Section 27A of the United States Securities Act of 1933, as amended) concerning the Company’s technology and product offerings, industry acceptance of GaN technology, and the Company’s pipeline and future anticipated growth. Forward-looking statements generally include statements that are predictive in nature and depend upon or refer to future events or conditions, and include words such as “may,” “will,” “should,” “would,” “expect,” “plan,” “believe,” “intend,” “look forward,” and other similar expressions among others. Statements that are not historical facts are forward-looking statements. Forward-looking statements are based on current beliefs and assumptions that are subject to risks and uncertainties and are not guarantees of future performance. Actual results could differ materially from those contained in any forward-looking statement as a result of various factors, including, without limitation: risks related to Transphorm’s operations, such as additional financing requirements and access to capital; competition; the ability of Transphorm to protect its intellectual property rights; and other risks set forth in the Company’s filings with the Securities and Exchange Commission. Except as required by applicable law, the Company undertakes no obligation to revise or update any forward-looking statement, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Contacts:
Shelton Group
Brett Perry | Leanne Sievers
1-214-272-0070 | 1-949-224-3874
sheltonir@sheltongroup.com

Company Contact:
Cameron McAulay
Chief Financial Officer
1-805-456-1300 ext. 140
cmcaulay@transphormusa.com

Transphorm, Inc.
Consolidated Balance Sheets
(in thousands except share and per share data)

	unaudited 12/31/2020	audited 12/31/2019
Assets
Current assets:
Cash and cash equivalents	$14,694	$2,875
Accounts receivable, net, including related parties	844	709
Inventory	1,627	990
Prepaid expenses and other current assets	1,061	783
Total current assets	18,226	5,357
Property and equipment, net	1,324	1,770
Goodwill	1,397	1,325
Intangible assets, net	988	1,313
Other assets	291	497
Total assets	$22,226	$10,262

Liabilities, convertible preferred stock and stockholders’ deficit
Current liabilities:
Accounts payable and accrued expenses	$3,182	$2,383
Deferred revenue	674	—
Development loan	10,000	5,000
Revolving credit facility, including accrued interest	10,153	10,458
Unfunded commitment to joint venture	1,466	1,688
Accrued payroll and benefits	1,215	1,159
Total current liabilities	26,690	20,688
Development loans, net of current portion	—	10,000
Promissory note	15,392	16,169
Total liabilities	42,082	46,857
Commitments and contingencies
Convertible preferred stock:
Series 1, $0.0001 par value; no shares authorized, issued and outstanding as of December 31, 2020; 12,438,704 shares authorized and 12,433,953 shares issued and outstanding as of December 31, 2019	—	39,658
Series 2, $0.0001 par value; no shares authorized, issued and outstanding as of December 31, 2020; 7,507,699 shares authorized and 7,499,996 shares issued and outstanding as of December 31, 2019	—	30,000
Series 3, $0.0001 par value; no shares authorized, issued and outstanding as of December 31, 2020; 4,000,000 shares authorized, issued and outstanding as of December 31, 2019	—	16,000
Total convertible preferred stock	—	85,658

Stockholders’ deficit:
Common stock, $0.0001 par value; 750,000,000 shares authorized and 40,278,496 shares issued and outstanding as of December 31, 2020; 29,012,034 shares authorized and 4,220,998 shares issued and outstanding as of December 31, 2019	4	—
Additional paid-in capital	142,736	22,404
Accumulated deficit	(161,824)	(143,915)
Accumulated other comprehensive loss	(772)	(742)
Total stockholders’ deficit	(19,856)	(122,253)
Total liabilities, convertible preferred stock and stockholders’ deficit	$22,226	$10,262

Transphorm, Inc.
Consolidated Statements of Operations
(in thousands except share and per share data)

	Year Ended December 31,
	unaudited 2020	audited 2019
Revenue, net, including related parties	$11,371	$11,934
Operating expenses:
Cost of goods sold	6,682	6,492
Research and development	5,584	8,146
Sales and marketing	2,174	2,609
General and administrative	10,328	6,606
Total operating expenses	24,768	23,853
Income (loss) from operations	(13,397)	(11,919)
Interest expense	760	758
Loss in joint venture	6,836	3,703
Changes in fair value of promissory note	(927)	167
Other income, net	(2,157)	(1,264)
Loss before tax expense	(17,909)	(15,283)
Tax expense	—	—
Net loss	$(17,909)	$(15,283)

Net loss per share - basic and diluted	$(0.56)	$(0.54)
Weighted average common shares outstanding - basic and diluted	31,739,801	28,154

Transphorm, Inc.
Consolidated Statements of Cash Flows
(in thousands)

	Year Ended December 31,
	unaudited 2020	audited 2019
Cash flows from operating activities:
Net loss	$(17,909)	$(15,283)
Adjustments to reconcile net loss to net cash used in operating activities:
Inventory write-off	435	155
Depreciation and amortization	835	1,216
Provision for doubtful accounts	110	—
Licensing revenue from a related party	(5,000)	—
Stock-based compensation	1,525	566
Interest cost	610	608
Loss in joint venture	6,836	3,703
Changes in fair value of promissory note	(927)	167
Changes in operating assets and liabilities:
Accounts receivable	(245)	(429)
Inventory	(1,072)	(293)
Prepaid expenses and other current assets	(283)	(154)
Other assets	206	(42)
Accounts payable and accrued expenses	34	509
Deferred revenue	674	(3,000)
Accrued payroll and benefits	56	(13)
Net cash used in operating activities	(14,115)	(12,290)
Cash flows from investing activities:
Purchases of property and equipment	(58)	(203)
Investment in joint venture	(7,348)	(2,698)
Net cash used in investing activities	(7,406)	(2,901)
Cash flows from financing activities:
Proceeds from development loans	—	15,000
Proceeds from stock option exercise	32	—
Payment for repurchase of common stock	(211)	—
Loan repayment	(50)	—
Proceeds from issuance of common stock, net of offering cost	33,387	—
Net cash provided by financing activities	33,158	15,000
Effect of foreign exchange rate changes on cash and cash equivalents	182	(3)
Net increase (decrease) in cash and cash equivalents	11,819	(194)
Cash and cash equivalents at beginning of period	2,875	3,069
Cash and cash equivalents at end of period	$14,694	$2,875

Supplemental disclosures of cash flow information:
Interest expense paid	$915	$496
Supplemental non-cash financing activity:
Private placement offering cost	$223	$177
Development loan reduction related to licensing revenue	$5,000	$—
Conversion of preferred stock to common stock in connection with the Reverse Merger	$85,655	$—